BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 13, 2019

1.

Date, Time and Place:Meeting held on August 13, 2019 at 4:00 p.m, in São Paulo City, São Paulo state, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, ZIP Code 05425-000.

2.

Summons and Presence:The call notice requirement was waived in view of the presence of all members of the Company's Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Ms. Flávia Buarque de Almeida (“Ms. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”).

3.	Presiding Board:Chairman: Mr. Pedro Pullen Parente. Secretary: Mr. Carlos Eduardo de Castro Neves.
4.	Agenda: Nomination of the new Chief Financial and Investor Relations Officer.
5.

Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda has been examined, the following matter was discussed and the following resolution was taken:

6.	Nomination of the new Chief Financial and Investor Relations Officer. The members of the Board of Directors, by unanimous votes, approved the election of Mr. Carlos Alberto Bezerra de Moura, Brazilian citizen, married, accountant, bearer of Identity Card RG n. 09.138.587-2 IFP/RJ, enrolled at CPF/MF under n. 034.141.847-10, with address, including fot he purposes of the provisions of §2 of the Article 149 of Law 6,404/76, in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 8501, 1st floor – Pinheiros – São Paulo - SP – Zip Code 05425-070, to the position of Chief Financial and Investor Relations Officer, with a term of office until May 31, 2021, counting from the date of his investiture, which shall take place on September 16, 2019.

There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

Minutes of the Extraordinary Meeting of the Board of Directors of the BRF S.A. held on August 13, 2019

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 13, 2019

I certify that the above text is a faithful copy of the minutes which are filed in Book of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 13, 2019

Carlos Eduardo de Castro Neves

Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of the BRF S.A. held on August 13, 2019